EXHIBIT 3.1
FIRST AMENDMENT TO THE SEVENTH AMENDED AND RESTATED BY-LAWS OF
CLEAR CHANNEL COMMUNICATIONS, INC.
A Texas Corporation
(Adopted April 2, 2007)
     This First Amendment to the Seventh Amended and Restated By-Laws of Clear Channel Communications, Inc. adopted July 25, 2006 (the “Bylaws”) hereby amends the Bylaws in the following respect:
     Article II, Section 2 is hereby amended and restated to read in its entirety as follows:
“Section 2. Annual Meetings. An annual meeting of the shareholders shall be held each year at a time, date and location to be selected by the Board of Directors. At the annual meeting the shareholders shall elect a Board of Directors, and transact such other business as may properly be brought before the meeting.”
CERTIFICATION
     I, the undersigned officer, hereby certify that the foregoing First Amendment to the Seventh Amended and Restated By-Laws of Clear Channel Communications, Inc. was duly adopted by the Board of Directors of Clear Channel Communications, Inc.

Date: April 2, 2007	By:	/s/ Andrew W. Levin
Andrew W. Levin
Executive Vice President, Chief Legal Officer and Secretary